Filed Pursuant to Rule 424(b)(5)

Registration No. 333-107694

Registration No. 333-129677

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 22, 2003)

$90,000,000

Wisconsin Gas LLC

5.90% DEBENTURES DUE DECEMBER 1, 2035

Interest payable on June 1 and December 1

We may redeem any or all of the debentures at any time at the redemption price described herein plus accrued interest.

The debentures will be unsecured and will rank equally with all of our other unsecured and unsubordinated debt and other obligations from time to time outstanding.

PRICE 99.759% AND ACCRUED INTEREST, IF ANY

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Wisconsin Gas
Per Debenture	99.759%	.875%	98.884%
Total	$89,783,100	$787,500	$88,995,600

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The Underwriters expect to deliver the debentures to purchasers on or about November 18, 2005.

Sole Book-Running Manager

MORGAN STANLEY

Co-Manager

KBC FINANCIAL PRODUCTS USA

November 15, 2005

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY

In this prospectus supplement, unless the context requires otherwise, “Wisconsin Gas,” “we,” “us,” and “our” refer to Wisconsin Gas LLC, a Wisconsin limited liability company, and not to the underwriters.

The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that is important to you or that you should consider before buying securities in this offering. Please read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, carefully.

Wisconsin Gas LLC

In July 2004, we converted our form of business organization from a Wisconsin corporation to a Wisconsin limited liability company, and our membership interests were transferred from WICOR, Inc. to Wisconsin Energy Corporation in connection with the redemption of certain shares of WICOR stock. At that time, we became a direct wholly-owned subsidiary of Wisconsin Energy. Prior to July 2004, we were a corporation and a wholly-owned subsidiary of WICOR, which was a wholly-owned subsidiary of Wisconsin Energy. Under Wisconsin law, we remained the same entity both before and after our conversion from a corporation to a limited liability company, and we are the same person as, and are not a successor to, Wisconsin Gas Company, by merger or otherwise. Upon our conversion to a limited liability company, we retained all of the rights, obligations and liabilities that we had when we were organized as a corporation, other than those rights and obligations that are inherent to the different form of business entity organization under Wisconsin law, none of which are material to the debentures or this offering.

Wisconsin Electric Power Company, which we refer to in this prospectus supplement as “Wisconsin Electric,” is an electric, gas and steam utility that is a subsidiary of Wisconsin Energy. Wisconsin Electric and Wisconsin Gas, although they are separate legal entities, have combined some common functions to achieve operating efficiencies and improved reliability. In April 2002, the two companies began doing business under the trade name of “We Energies.”

We are the largest natural gas distribution public utility in Wisconsin, operating throughout Wisconsin. At December 31, 2004, we distributed gas to approximately 577,000 residential, commercial and industrial customers. We are subject to the jurisdiction of the Public Service Commission of Wisconsin as to various phases of our operations, including rates, service and the issuance of long-term securities, including the securities described in this prospectus supplement.

Our principal executive offices are located at 231 West Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201, and our telephone number is (414) 221-2345.

The Offering

Issuer	Wisconsin Gas LLC.

Securities offered	$90,000,000 of 5.90% Debentures due December 1, 2035.

Maturity	December 1, 2035.

Interest payment dates	June 1 and December 1, beginning June 1, 2006.

Redemption

We may redeem the debentures in whole at any time, or in part from time to time, at a make-whole redemption price determined as described under “Certain Terms of the Debentures—Redemption at Our Option.” We are not required to establish a sinking fund to retire the debentures prior to maturity.

Ranking

The debentures are unsecured and unsubordinated and will rank equally with all of our other unsecured and unsubordinated indebtedness and other obligations from time to time outstanding. See “Description of Debt Securities—Ranking of Debt Securities” in the accompanying prospectus.

Covenant

The indenture governing the debentures contains a covenant, which will apply to the debentures, that will limit our ability to create liens on our assets. This covenant is subject to a number of important qualifications and limitations. See “Description of Debt Securities—Limitation on Liens” in the accompanying prospectus.

Use of Proceeds

We will use the estimated $88.7 million in net proceeds from this offering to repay short-term debt incurred both to retire $65.0 million principal amount of 6-3/8% Notes that matured on November 1, 2005 and for working capital. See “Use of Proceeds.”

Trustee	The trustee under the indenture is U.S. Bank National Association.

Suspension of Duty to File Exchange Act Reports

Following the filing of our 2005 Form 10-K with the Securities and Exchange Commission, we intend to file a Form 15 with the SEC and suspend our duty to file reports under the Securities Exchange Act of 1934, as amended. We will, however, provide audited annual and unaudited quarterly financial statements to the trustee under the indenture. See “Suspension of Duty to File Exchange Act Reports.”

Summary Financial Information

The following table presents selected summary financial information for the nine month periods ended September 30, 2005 and 2004, the twelve month period ended September 30, 2005, and the years ended December 31, 2004, 2003 and 2002, respectively. The financial information for the nine months ended September 30, 2005 and 2004 and for the twelve months ended September 30, 2005 is derived from our unaudited financial statements which, in the opinion of our management, contain all adjustments necessary for a fair presentation of this information. The financial information for each of the years ended December 31, 2004, 2003 and 2002 is derived from our audited financial statements.

You should read the following summary of certain financial information in connection with the financial statements and other information included in the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus. See “Documents Incorporated by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

Condensed Income Statement and Related Information

of Wisconsin Gas LLC

	Nine Months Ended September 30,		Twelve Months Ended September 30,	Year Ended December 31,
	2005(1)	2004(2)	2005(1)	2004(2)	2003	2002(3)
	(unaudited)		(unaudited)
(Dollars in Millions)
Operating Revenues	$520.8	$495.6	$756.1	$730.9	$714.8	$530.0
Operating Income (Loss)	$32.5	$(14.4)	$60.4	$13.5	$67.1	$67.8
Net Income (Loss)	$11.2	$(36.0)	$26.8	$(20.4)	$36.8	$(261.8)
Ratio of Earnings to Fixed Charges(4)	2.2x		3.1x	0.8x	5.2x	5.1x

(1)	The significant increase in operating income and net income for the nine months ended September 30, 2005 as compared to the same period in 2004 and for the twelve months ended September 30, 2005 compared to the year ended December 31, 2004 reflect primarily the $51.0 million impairment charge that was recorded in the third quarter of 2004 described in footnote (2) below. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results which may be expected for the entire fiscal year 2005 because of seasonal and other factors.
(2)	In the third quarter of 2004, we recorded an impairment charge of $51.0 million related to goodwill. This impairment charge resulted from the difference between the fair value and the recorded value of deferred tax assets that resulted from the step-up of the tax basis of Wisconsin Gas assets. The tax basis step-up resulted from the new valuation of our assets in connection with the transfer of our ownership interest to Wisconsin Energy in exchange for certain shares of WICOR, Inc. The ratio of earnings to fixed charges for the year ended December 31, 2004 reflects a deficiency of $3.7 million due to the impact of this impairment charge.
(3)	We recorded an impairment charge of $295.0 million for the year ended December 31, 2002 related to goodwill. This impairment charge resulted from the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142), which eliminated the annual amortization of goodwill and required an annual assessment of goodwill for impairment. Subsequent to the issuance of our 2002 financial statements, we determined that we had not properly considered all available information in determining the fair value of our assets in accordance with SFAS 142. Our 2002 net income was restated to reflect this charge.

(footnotes continued on next page)

(footnotes continued from prior page)

(4)	For an explanation of the calculation of these ratios, please see “Ratios of Earnings to Fixed Charges” in the accompanying prospectus. Our ratios of earnings to fixed charges for 2001 and 2000 were 1.9x and 2.1x, respectively.

As the $295.0 million goodwill impairment charge described in footnote (3) above was recorded as a Cumulative Effect of Change in Accounting Principle, Net of Tax in the restatement of our 2002 net income, our 2002 Ratio of Earnings to Fixed Charges was not impacted by the charge.

We were a wholly-owned subsidiary of WICOR until July 2004 when Wisconsin Energy sold WICOR to Pentair, Inc. Wisconsin Energy had acquired WICOR in April 2000 and recorded the transaction using the “purchase” method of accounting. Our ratio of earnings to fixed charges of 2.1x for the year 2000 reflects our operations for the entire year had Wisconsin Energy acquired WICOR, Inc. on January 1, 2000. Our ratios of earnings to fixed charges for the period January 1, 2000 to April 26, 2000, the predecessor period prior to the effective date of the acquisition, and for the period from April 27, 2000 to December 31, 2000, were 8.7x and 0.7x, respectively. The ratio for the predecessor period reflects the seasonal nature of the gas distribution business as the majority of the annual earnings are derived during the winter heating season. The ratio for the remainder of the year reflects a deficiency of $5.9 million due to the impact of the non-heating season on earnings, as well as amortization of goodwill and the inter-company interest described under “Ratios of Earnings to Fixed Charges” in the accompanying prospectus.

USE OF PROCEEDS

We estimate the net proceeds to us from the offering to be approximately $88.7 million, after deducting underwriting discounts and other offering expenses. In accordance with the orders of the Public Service Commission of Wisconsin authorizing this offering, we intend to use the net proceeds from the offering to repay short-term debt.

The short-term debt that we intend to repay had a weighted average interest rate of approximately 4.05% and an average life of less than 30 days at October 31, 2005. The short-term debt was incurred both to retire $65.0 million principal amount of 6-3/8% Notes that matured on November 1, 2005 and for working capital.

Pending disposition, we may temporarily invest any proceeds of the offering not required immediately for the intended purposes in U.S. government securities and other high quality U.S. securities.

SUSPENSION OF DUTY TO FILE EXCHANGE ACT REPORTS

We anticipate that this offering will be our last registered public offering of debt securities. Following the filing of our 2005 Form 10-K with the Securities and Exchange Commission, we intend to file a Form 15 with the SEC and suspend our duty to file reports under the Securities Exchange Act of 1934, as amended. Upon filing the Form 15, we will no longer file reports with the SEC. We will, however, provide audited annual financial statements within 120 days after the close of each fiscal year and unaudited quarterly financial statements within 60 days after the close of each fiscal quarter (other than the fourth quarter) to the trustee, U.S. Bank National Association, to be made available to holders of the debentures upon request.

CAPITALIZATION

The table below shows our capitalization: (a) on an actual basis; and (b) on an as adjusted basis to reflect the maturity of the 6-3/8% Notes, the issuance of the debentures and the anticipated repayment of short-term borrowings discussed under “Use of Proceeds” with the net proceeds, after payment of the underwriters’ discount and estimated offering expenses.

	As of September 30, 2005
		As Adjusted
	Actual	Amount	Percentage
	(in millions)
Short-term debt	$83.9	$60.2	6.4%
Long-term debt (including current maturities and net of discount)	280.1	305.1	32.7%
Member’s equity	568.0	568.0	60.9%

Total capitalization	$932.0	$933.3	100.0%

CERTAIN TERMS OF THE DEBENTURES

The following description of the particular terms of the debentures supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debentures set forth in the accompanying prospectus under “Description of Debt Securities.”

We will issue the debentures under the indenture, dated as of December 1, 2003, as amended by the first supplemental indenture dated as of March 22, 2004, between us and U.S. Bank National Association, as trustee. The debentures will be our direct unsecured general obligations. At the date of this prospectus supplement, we have $125 million of debt securities outstanding under the indenture, and an aggregate of $95 million of unsecured notes and debentures outstanding under an indenture, dated as of September 1, 1990, as amended by the first supplemental indenture dated as of March 22, 2004, with U.S. Bank National Association (as successor to First Wisconsin Trust Company), as trustee. As of October 31, 2005, we had no secured debt outstanding. The indenture does not limit the amount of debt securities we can issue under it.

The first supplemental indentures to our two indentures amended some provisions of the indentures in connection with our conversion from a corporation to a limited liability company.

General

The debentures will be unsecured and unsubordinated and will rank equally with all of our other unsecured and unsubordinated indebtedness and other obligations from time to time outstanding. At October 31, 2005, we had $384.1 million aggregate principal amount of unsecured long-term debt securities and commercial paper outstanding.

Interest on the debentures accrues at the rate of 5.90% per year. Interest will accrue from November 18, 2005 or from the most recent interest payment date to which interest has been paid or provided for. Interest is payable twice a year to holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date. Interest payment dates will be June 1 and December 1 of each year beginning on June 1, 2006. The debentures will mature on December 1, 2035.

The debentures will be issued only in registered form in denominations of $1,000 and multiples thereof.

Redemption at Our Option

The debentures will be redeemable as a whole at any time, or in part from time to time, at our option, at a redemption price equal to the greater of (a) 100% of the principal amount of the debentures being redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus accrued interest to the redemption date.

“Treasury Rate” means with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date; provided, that, if the Reference Treasury Dealers shall determine that there is no such Comparable Treasury Issue, such rate per year shall be equal to the estimated semiannual equivalent yield to maturity that a United States Treasury security having a maturity comparable to the remaining term of the debentures to be redeemed would bear, if such security were available, such estimate to be made by the Reference Treasury Dealers on the basis of interpolation, extrapolation and other accepted financial practices, taking into account (a) the yields to maturity of United States Treasury securities of other maturities, (b) yields to maturity of other U.S. dollar denominated debt securities having a maturity comparable to the remaining term of the debentures to be redeemed and (c) applicable interest rate spreads between United States Treasury securities and such other debt securities, all as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the debentures being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such debentures.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with Wisconsin Gas.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable

Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means Morgan Stanley & Co. Incorporated, its successors, and four other primary U.S. Government securities dealers in The City of New York (a “Primary Treasury Dealer”), selected by Wisconsin Gas. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, Wisconsin Gas will select another Primary Treasury Dealer which will be substituted for that dealer.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debentures or portions of the debentures called for redemption.

Except in the case of a conditional redemption, as discussed below, once notice of redemption is given, the debentures called for redemption become due and payable on the redemption date at the redemption price stated in the notice.

A notice of redemption may be conditional and provide that it is subject to the occurrence of any event described in the notice before the date fixed for the redemption. A notice of conditional redemption will be of no effect unless all conditions to the redemption have occurred before the redemption date or have been waived by us.

Other

The indenture provides that, so long as any of the debentures remain outstanding, we will not, and we will not permit any subsidiary to, create or suffer to be created or to exist any mortgage, pledge, security interest, or other lien on any of our properties or assets now owned or later acquired to secure any indebtedness, without making effective provision so that the debentures will be equally and ratably secured. This covenant is subject to termination upon defeasance and to certain other significant exceptions described under “Description of Debt Securities—Limitations on Liens” in the accompanying prospectus. Future series of securities issued under the indenture may or may not have different covenants.

The debentures will be subject to defeasance under the conditions described in the accompanying prospectus.

We may from time to time without notice to, or the consent of, the holders of a series of debentures, create and issue further debentures of the same series, equal in rank to the debentures in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new debentures or except for the first payment of interest following the issue date of the new debentures) so that the new debentures may be consolidated and form a single series with the relevant series of debentures and have the same terms as to status, redemption or otherwise as the relevant series of debentures. In the event that we issue additional debentures of the same series, we will prepare a new offering memorandum or prospectus.

The indenture and the debentures will be governed by the laws of the State of Wisconsin, unless federal law governs.

Book-Entry Procedures

The debentures will be represented by one or more global securities registered in the name of The Depository Trust Company (DTC) or its nominee. Book-entry interests in global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC or its nominee for the global securities and on the records of DTC participants. Except as described below and in the accompanying prospectus, debentures in definitive form will not be issued and owners of book-entry interests will not be considered the holders of the debentures.

In the event that the book-entry system is discontinued, or DTC is at any time unwilling or unable to continue as depositary, and we do not appoint a successor within 90 days, we will issue individual debentures in certificated form to owners of book-entry interests in exchange for the debentures held by DTC or its nominee, as the case may be.

Settlement for the debentures will be made by the underwriters in immediately available funds. All payments of principal and interest on the global securities will be made by us in immediately available funds.

See “Book-Entry Issuance” in the accompanying prospectus.

UNDERWRITING

Wisconsin Gas and the underwriters for the offering named below have entered into an underwriting agreement with respect to the debentures. Subject to certain conditions, each underwriter has severally agreed to purchase the aggregate principal amount of debentures indicated in the following table.

Underwriters	Principal Amount of Debentures
Morgan Stanley & Co. Incorporated	$63,000,000
KBC Financial Products USA Inc.	27,000,000

Total	$90,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the debentures included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the debentures if they purchase any of the debentures.

Debentures sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any debentures sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.500% of the principal amount of the debentures. Any such securities dealers may resell any debentures purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.375% of the principal amount of the debentures. If all the debentures are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $300,000 and are payable by us.

The debentures are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the debentures but they are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the debentures and we cannot assure you that our discontinuation of filing periodic reports under the Securities Exchange Act of 1934 will not have an adverse effect on the liquidity of the debentures.

In connection with the offering, the underwriters may purchase and sell the debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of debentures than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debentures while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because they have repurchased debentures sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the debentures. As a result, the price of the debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments in respect thereto.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates, or the providing of advisory services. Each of the underwriters is a lender under our existing $200 million credit facility. In the event more than ten percent of the net proceeds of this offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, this offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

LEGAL MATTERS

Various legal matters in connection with the debentures will be passed upon for us by Troutman Sanders LLP, Atlanta, Georgia, and Sally R. Bentley, Assistant Vice President—Legal Services of Wisconsin Gas, or A. William Finke, Counsel of Wisconsin Electric. Quarles & Brady LLP, Milwaukee, Wisconsin, will pass upon the validity of the debentures, as well as certain other legal matters, on our behalf. Cahill Gordon & Reindel LLP, New York, New York, will act as legal counsel to the underwriters.

As of September 30, 2005, Ms. Bentley and Mr. Finke owned beneficially approximately 3,779 shares and 12,579 shares of common stock of Wisconsin Energy, respectively, and held options to acquire 57,765 shares (32,220 of which were exercisable) and 12,910 shares (all of which were exercisable) of Wisconsin Energy common stock, respectively.

EXPERTS

The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from Wisconsin Gas LLC’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

We file annual, quarterly and current reports, and other information with the SEC. Our SEC filings (File No. 001-07530) are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the Public Reference Room.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. Please refer to “Where You Can Find More Information” in the accompanying prospectus. Any information referenced this way is considered to be part of the accompanying prospectus, and any information that we file later with the SEC will automatically update and supersede this information. At the date of this prospectus supplement, we incorporate by reference the following documents that we have filed with the SEC, and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our sale of the securities to the public:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

•	Our Current Reports on Form 8-K filed May 9, 2005, July 22, 2005 and August 3, 2005.

We will provide, at no cost, to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into, but not delivered with, this prospectus supplement and the accompanying prospectus, upon written or oral request to us at:

Wisconsin Gas LLC

231 West Michigan Street

P.O. Box 2046

Milwaukee, Wisconsin 53201

Attn: Ms. Anne Klisurich, Corporate Secretary

Telephone: (414) 221-2345

PROSPECTUS

$200,000,000

Wisconsin Gas Company

DEBT SECURITIES

Wisconsin Gas Company may offer from time to time unsecured debt securities in one or more series in amounts, at prices and upon terms to be determined at the time or times of sale. Except as may be described in a prospectus supplement, any debt securities will not be listed on any national securities exchange. The title, aggregate principal amount, maturity, interest rate, payment dates, redemption provisions, sinking fund, if any, and other terms of each series of debt securities will be set forth in a supplement to this prospectus.

We may sell debt securities to or through underwriters or dealers and also may sell debt securities directly to other purchasers or through agents. The prospectus supplement relating to a series of debt securities will set forth the terms of the offering, including, to the extent applicable, the initial offering price, the proceeds to us, the underwriting discounts or commissions, and any other discounts or concessions to be allowed or re-allowed to dealers, and will identify the principal underwriters (if any) with respect to the series.

We urge you to read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 22, 2003.

ABOUT THIS PROSPECTUS

In this prospectus, “we”, “us” and “Wisconsin Gas” refer to Wisconsin Gas Company, an operating public utility organized under the laws of Wisconsin and an indirect subsidiary of Wisconsin Energy Corporation, a diversified holding company which we refer to in this prospectus as “Wisconsin Energy.” This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may issue and sell to the public any securities described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000.

This prospectus provides you with only a general description of the debt securities we may issue and sell. Each time we issue and sell debt securities, we will provide a prospectus supplement that will contain specific information about the particular debt securities and terms of that offering.

In the prospectus supplement, we will describe the interest rate, payment dates, maturity and other terms of any debt securities that we issue and sell. Should the prospectus supplement and the prospectus differ with respect to those terms, the description in the prospectus supplement shall control.

The prospectus supplement will also describe the proceeds and uses of proceeds from the debt securities, together with the names and compensation of any underwriters through whom the debt securities are being issued and sold, and other important considerations for investors. It may also add to, update or change information contained in this prospectus.

WISCONSIN GAS

Wisconsin Gas Company is a Wisconsin corporation and is a wholly-owned subsidiary of WICOR, Inc. In April 2000, Wisconsin Energy acquired WICOR and its subsidiaries, including Wisconsin Gas, which became an indirect wholly-owned subsidiary of Wisconsin Energy. Wisconsin Electric Power Company, which we refer to in this prospectus as “Wisconsin Electric,” is an electric, gas and steam utility that is a subsidiary of Wisconsin Energy. Subsequent to the acquisition, Wisconsin Electric and Wisconsin Gas, although they remain separate legal entities, have combined some common functions to achieve operating efficiencies and improved reliability. In April 2002, the two companies began doing business under the trade name of “We Energies.”

We are the largest natural gas distribution public utility in Wisconsin, operating throughout Wisconsin. At December 31, 2002, we distributed gas to approximately 562,000 residential, commercial and industrial customers. We are subject to the jurisdiction of the Public Service Commission of Wisconsin as to various phases of our operations, including rates, service and the issuance of long-term securities, including the securities described in this prospectus.

In November 1998, we entered the water utility business by acquiring the water distribution system of a Milwaukee suburb serving about 500 customers. We acquired another small water utility in November 1999, and served approximately 2,400 customers by the end of 2002.

Our principal executive offices are located at 231 West Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201, and our telephone number is (414) 221-2345.

RATIOS OF EARNINGS TO FIXED CHARGES

Our historical ratios of earnings to fixed charges are described below for the periods indicated.

	Six Months Ended June 30, 2003	Twelve Months Ended June 30, 2003	Year Ended December 31,
			2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges	6.8x	4.9x	5.1x	1.9x	2.1x	4.3x	3.9x

For these ratios, “earnings” is determined by adding net income (including total allowances for funds used during construction) plus current and deferred income taxes plus fixed charges. “Fixed charges” consists of interest charges and amortization of debt discount, premium and expense (including inter-company interest).

As indicated above, Wisconsin Energy acquired WICOR, Inc. in April 2000 and recorded the transaction using the “purchase” method of accounting. Our ratio of 2.1x for the year 2000 reflects our operations for the entire year had Wisconsin Energy acquired WICOR, Inc. on January 1, 2000. Our ratios of earnings to fixed charges for the period January 1, 2000 to April 26, 2000, the predecessor period prior to the effective date of the acquisition, and for the period from April 27, 2000 to December 31, 2000, were 8.7x and .7x, respectively. The ratio for the predecessor period reflects the seasonal nature of the gas distribution business as the majority of the annual earnings are derived during the winter heating season. The ratio for the remainder of the year reflects the impact of the non-heating season on earnings, as well as amortization of goodwill and the inter-company interest described below.

Our ratios of earnings to fixed charges for the years 2001 and 2000 of 1.9x and 2.1x, respectively, reflect (a) $11.5 million and $11.0 million of interest expensed on inter-company notes representing dividends in 2000 from us to our parent company, WICOR, Inc., in the form of notes payable, to balance WICOR’s capital structure in anticipation of the then proposed transfer of the physical gas utility assets of Wisconsin Electric to us, and (b) the amortization of goodwill of $11.5 million and $7.6 million, respectively. Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which eliminated the annual amortization of goodwill.

Under a stipulation agreement entered into with the Public Service Commission of Wisconsin on December 4, 2001, and related consent order, we and Wisconsin Electric withdrew our joint application to combine the gas operations of Wisconsin Electric with our own, and we and WICOR agreed to reverse the 2000 dividend transactions and to reverse the interest expense on the inter-company notes. Under generally accepted accounting principles, these reversals were recorded in our 2001 financial statements as a $305 million contribution to our capital and a $13.6 million (net of tax) positive adjustment to our retained earnings. These inter-company interest charges in 2001 and 2000 significantly reduced our ratios of earnings to fixed charges for those years.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

We have included or may include statements in this prospectus and any prospectus supplement (including documents incorporated by reference) that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You will be able to recognize a forward-looking statement because it contains the words “anticipate,” “believe,” “estimate,” “expect,” “project,” “objective” or a similar expression to identify it as a forward-looking statement.

We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in the forward-looking statements.

In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause our actual results to differ materially from those contemplated in the forward-looking statements include factors we have described under the caption “Cautionary Factors” and in other portions of “Factors Affecting Results, Liquidity and Capital Resources” in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K or under similar captions in the other documents we have incorporated by reference.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of debt securities (a) to fund or repay short-term debt incurred to fund our continuing construction program to provide service to new and existing gas utility customers in our service areas and to improve and modernize our facilities, including capital investments to improve the availability of natural gas supplies to the State of Wisconsin, (b) to refinance long-term debt, or (c) for general corporate purposes. Pending disposition, we may temporarily invest any funds not required immediately for those purposes in U.S. government securities and other high quality U.S. securities or we may use the proceeds to temporarily reduce our short-term debt until the funds are needed for their intended uses. We expect to borrow money or sell securities from time to time, but we cannot predict the precise amounts or timing of doing so. For current information, look at our current filings with the SEC. See “Where You Can Find More Information.”

DESCRIPTION OF DEBT SECURITIES

We will issue any new debt securities, which will be our direct unsecured general obligations, in one or more series under an indenture between us and U.S. Bank National Association, as trustee, and under a securities resolution, which may be in the form of a resolution or a supplemental indenture, authorizing the particular series. At the date of this prospectus we have no debt securities outstanding under the indenture, which has not yet been entered into, but we have an aggregate of $160 million of unsecured notes and debentures outstanding under an indenture, dated as of September 1, 1990, with U.S. Bank National Association (as successor to First Wisconsin Trust Company), as trustee, that we entered into before we became an indirect subsidiary of Wisconsin Energy. The ranking of a series of debt securities with respect to all of our indebtedness will be established by the securities resolution creating the series.

We have summarized selected provisions of the indenture and debt securities below. This summary may not contain all of the information important to you. The proposed form of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The final form of the indenture and the securities resolution for each series of debt securities issued under the indenture will be filed or incorporated by reference as an exhibit to the registration statement or other filings incorporated by reference in this prospectus. You should read the indenture and the applicable securities resolution for other provisions that may be important to you. In the summary below, we have included references to section numbers in the indenture so that you can easily find those provisions. The particular terms of any debt securities we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities described below and in the indenture. For a description of the terms of any series of debt securities, you should also review both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus before making an investment decision.

General

The indenture does not significantly limit our operations. In particular, it does not:

•	limit the amount of debt securities that we can issue under the indenture;

•	limit the number of series of debt securities that we can issue from time to time;

•	restrict the total amount of debt that we or our subsidiaries, if any, may incur; or

•	contain any covenant or other provision that is specifically intended to afford any holder of the debt securities special protection in the event of highly leveraged transactions or any other transactions resulting in a decline in our ratings or credit quality.

Although the indenture permits the issuance of debt securities in other forms or currencies, the debt securities covered by this prospectus will only be denominated in U.S. dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement.

Terms

A prospectus supplement and a securities resolution relating to the offering of any new series of debt securities will include specific terms relating to the offering. The terms will include some or all of the following:

•	the designation, aggregate principal amount, currency or composite currency and denominations of the debt securities;

•	the price at which the debt securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

•	the maturity date and other dates, if any, on which the principal of the debt securities will be payable;

•	the interest rate or rates, if any, or method of calculating the interest rate or rates which the debt securities will bear;

•	the closing date for the issuance of any debt securities;

•	the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

•	the manner of paying principal and interest on the debt securities;

•	the place or places where principal and interest will be payable;

•	the terms of any mandatory or optional redemption of the debt securities by us, including any sinking fund;

•	the terms of any redemption of debt securities at the option of holders;

•	any tax indemnity provisions;

•	if payments of principal or interest may be made in a currency other than U.S. dollars, the manner for determining those payments;

•	the portion of principal payable upon acceleration of any discounted debt security (as described below);

•	whether and upon what terms debt securities may be defeased (which means that we would be discharged from our obligations by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the debt securities of the series);

•	whether the covenant referred to below under “Limitation on Liens” applies, and whether any events of default or covenants in addition to or instead of those set forth in the indenture apply;

•	provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

•	the ranking of the debt securities, including the relative degree, if any, to which the debt securities of a series are subordinated to one or more other series of debt securities in right of payment, whether outstanding or not;

•	any provisions relating to extending or shortening the date on which the principal and premium, if any, of the debt securities of the series is payable;

•	any provisions relating to the deferral of payment of any interest; and

•	any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities. (Section 2.01)

All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened for issuances of additional securities of that series. (Section 2.01)

The creation and issuance of a series of debt securities and the authentication and delivery of the securities of a series are not subject to any conditions precedent under the indenture. (Section 2.01)

Debt securities do not cease to be outstanding because they are held by us or one of our affiliates. (Section 2.09)

We may issue debt securities of any series as registered debt securities, bearer debt securities or uncertificated debt securities. (Section 2.01) We may issue the debt securities of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to the series. We may issue global securities in registered, bearer or uncertificated form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for securities in definitive form, a global security may not be transferred except as a whole by the depositary to a nominee or a successor depositary. (Section 2.12) We will describe in the prospectus supplement relating to any series the specific terms of the depositary arrangement with respect to that series to the extent they differ from those described under “Book-Entry Issuance” below.

Unless otherwise indicated in the prospectus supplement, we will issue registered debt securities in denominations of $1,000 and whole multiples of $1,000 and bearer securities in denominations of $5,000 and whole multiples of $5,000. (Section 2.12) We will issue one or more global securities in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding securities of the series to be represented by that global security or securities.

In connection with its original issuance, no bearer debt security will be offered, sold or delivered to any location in the United States. We may deliver a bearer debt security in definitive form in connection with its original issuance only if a certificate in a form we specify to comply with United States laws and regulations is presented to us. (Section 2.04)

A holder of debt securities registered with our registrar may request registration of a transfer upon surrender of the debt security being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

We may issue debt securities under the indenture as discounted debt securities to be offered and sold at a substantial discount from the principal amount of those debt securities. Special U.S. federal income tax and other considerations applicable to discounted debt securities, if material, will be described in the related prospectus supplement. A discounted debt security is a debt security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01 and 2.10)

Certain Covenants

The debt securities will not be secured by any properties or assets and will represent our unsecured debt. The indenture does not limit the amount of unsecured debt that we can incur.

As discussed below, the indenture includes limitations on our ability to create liens. These limitations will apply if the securities resolution establishing the terms of a series so provides. If applicable, the limitations are subject to a number of qualifications and exceptions. The indenture does not limit our ability to enter into sale and leaseback transactions.

The covenant described below will apply to a series of debt securities if that is indicated in the related prospectus supplement. Any obligations under that covenant are subject to termination upon defeasance. See “Legal Defeasance and Covenant Defeasance” below.

Also, as noted above, unless otherwise indicated in a prospectus supplement, the indenture does not include a covenant which would afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect them.

Limitations on Liens

The indenture provides that, if there remain outstanding any debt securities of any series to which this limitation applies, and subject to termination as referred to above, we will not, and will not permit any subsidiary to, create or suffer to be created or to exist any mortgage, pledge, security interest, or other lien on any of our properties or assets now owned or later acquired to secure any indebtedness, without making effective provision so that the debt securities of that series will be equally and ratably secured. The indenture defines the term

“subsidiary” to mean a corporation or other entity a majority of whose voting stock (or comparable securities) is owned by us or one of our subsidiaries. This restriction does not apply to or prevent the creation or existence of:

•	liens on property existing at the time of acquisition or construction of the property (or created within one year after completion of the acquisition or construction), whether by purchase, merger, construction or otherwise (or on the property of a subsidiary at the date it became a subsidiary), or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of those liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or later made on the property subject to the lien;

•	any extensions, renewals or replacements, or successive extensions, renewals or replacements, in whole or in part, of liens permitted by the first bullet point above;

•	the pledge of any bonds or other securities at any time issued under any of the liens permitted by any of the first two bullet points above; or

•	permitted encumbrances. (Section 4.07)

“Permitted encumbrances” means liens of the types customarily permitted by indentures for utility debt securities, including among other items:

•	the pledge or assignment in the ordinary course of business of electricity, gas (either natural or artificial), steam, water or other utility accounts receivable or customers’ installment paper;

•	liens of

•	taxes, assessments or governmental charges for the then current year and taxes, assessments or governmental charges not then delinquent,

•	liens for workers’ compensation awards and similar obligations not then delinquent,

•	mechanics’, labors’, materialmen’s and similar liens not then delinquent, and

•	liens of these types, whether or not delinquent, whose validity is being contested in good faith by us or a subsidiary;

•	the lien of judgments covered by insurance, or upon appeal and covered, if necessary, by the filing of an appeal bond, or other judgment liens not exceeding at any one time an aggregate of $10,000,000;

•	easements or reservations in respect of our property or property of a subsidiary for the purpose of roads, pipelines, utility transmission and distribution lines or other rights-of-way and similar purposes, zoning ordinances, regulations, reservations, restrictions, covenants, party wall agreements, conditions of record and other encumbrances, other than to secure the payment of money, none of which, in the opinion of counsel, are such as to interfere with the proper operation and development of the affected property for its intended use in our business or the business of our subsidiaries;

•	any defects of title and any terms, conditions, agreements, covenants, exceptions and reservations in deeds or other instruments under which we or a subsidiary has acquired or may in the future acquire any property, none of which, in the opinion of counsel, materially adversely affects the operation of our properties and those of our subsidiaries, taken as a whole;

•	rights reserved to or vested in others to take or receive any part of the electricity, gas (either natural or artificial), steam, water or other utility products or any by-products generated or produced by or from any of our properties or with respect to any other rights concerning electricity, gas (either natural or artificial), steam, water or other utility product supply, transportation, or storage which are in use in the ordinary course of the electricity, gas (either natural or artificial), steam, water or other utility business;

•

liens created or assumed by us or our subsidiaries in connection with the issuance of tax exempt state and local bonds for purposes of financing, in whole or in part, the acquisition or construction of property to be used by us or our subsidiaries, provided the liens are limited to the property financed and the related real estate;

•	liens against our property or property of our subsidiary at the time a person consolidates with or merges into, or transfers all or substantially all of its assets to, us or a subsidiary, provided that in the opinion of our board of directors or our management, as evidenced by a certified board resolution or an officers’ certificate delivered to the trustee, the property acquired pursuant to the consolidation, merger or asset transfer is adequate security for the lien; and

•	liens or encumbrances not otherwise permitted if, at the incurrence of and after giving effect to these liens or encumbrances, the aggregate of all of our obligations secured thereby does not exceed 15% of total assets. For this purpose “total assets” means all of our assets as shown on our most recent quarterly or annual consolidated balance sheet, as determined in accordance with generally accepted accounting principles in the United States applied on a consistent basis. (Section 4.06)

Further, this restriction will not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business. (Section 4.07)

Other Covenants

Any other restrictive covenants which may apply to a particular series of debt securities will be described in the related prospectus supplement.

Ranking of Debt Securities

Unless stated otherwise in a prospectus supplement, the debt securities issued under the indenture will rank equally and ratably with our other unsecured and unsubordinated debt. The debt securities will not be secured by any properties or assets.

Successor Obligor

The indenture provides that, unless otherwise specified in the securities resolution establishing a series of debt securities, we will not consolidate with or merge into, or transfer all or substantially all of our property to, another company, unless:

•	that company is organized under the laws of the United States or a state of the United States;

•	that company assumes by supplemental indenture all of our obligations under the indenture, the debt securities and any interest coupons;

•	all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

•	immediately after the transaction no default exists under the indenture.

The successor will be substituted for us as if it had been an original party to the indenture, securities resolutions and debt securities. Following substitution, the successor may exercise our rights and powers under the indenture, the debt securities and any interest coupons, and all of our obligations under those documents will terminate. (Section 5.01)

Exchange of Debt Securities

Registered debt securities may be exchanged for an equal principal amount of registered debt securities of the same series and date of maturity in other authorized denominations requested by the holders upon surrender of the registered debt securities at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.07)

To the extent permitted by the terms of a series of debt securities authorized to be issued in registered form and bearer form, bearer debt securities may be exchanged for an equal aggregate principal amount of registered or bearer debt securities of the same series and date of maturity in other authorized denominations upon surrender of the bearer debt securities with all unpaid interest coupons, except as may otherwise be provided in the debt securities, at our agency maintained for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.07) As of the date of this prospectus, we do not expect that the terms of any series of debt securities will permit registered debt securities to be exchanged for bearer debt securities.

Defaults and Remedies

Unless the securities resolution establishing the series provides for different events of default, in which event the prospectus supplement will describe the change, an event of default with respect to a series of debt securities will occur if:

•	we default in any payment of interest on any debt securities of that series when the payment becomes due and payable and the default continues for a period of 60 days;

•	we default in the payment of the principal or premium, if any, of any debt securities of the series when those payments become due and payable at maturity or upon redemption, acceleration or otherwise;

•	we default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of the series as required by the securities resolution establishing the series and the default continues for a period of 60 days;

•	we default in the performance of any of our other agreements applicable to the series and the default continues for 90 days after the notice specified below;

•	pursuant to or within the meaning of any bankruptcy law we:

—	commence a voluntary case,

—	consent to the entry of an order for relief against us in an involuntary case,

—	consent to the appointment of a custodian for us or for all or substantially all of our property, or

—	make a general assignment for the benefit of our creditors;

•	a court of competent jurisdiction enters an order or decree under any bankruptcy law that remains unstayed and in effect for 60 days and that:

—	is for relief against us in an involuntary case,

—	appoints a custodian for us or for all or substantially all of our property, or

—	orders us to liquidate; or

•	there occurs any other event of default provided for in that series. (Section 6.01)

The term “bankruptcy law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term “custodian” means any receiver, trustee, assignee, liquidator or a similar official under any bankruptcy law. (Section 6.01)

A default under the indenture means any event which is, or after notice or passage of time would be, an event of default under the indenture. (Section 1.01) A default under the fourth bullet point above is not an event of default until the trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. (Section 6.01)

If an event of default occurs under the indenture and is continuing on a series, the trustee by notice to us, or the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the debt securities of the series to be due and payable immediately. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount. (Section 6.02)

Unless a securities resolution provides otherwise, a default on a series of debt securities issued under the indenture does not constitute a default on any other series of debt securities issued under the indenture. (Section 6.01).

The holders of a majority in principal amount of a series of debt securities, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. (Section 6.02)

If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series. (Section 6.03)

The trustee may require indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the debt securities which it reasonably believes may expose it to any loss, liability or expense. (Section 7.01) With some limitations, holders of a majority in principal amount of the debt securities of the series may direct the trustee in its exercise of any trust or power with respect to that series. (Section 6.05) Except in the case of default in payment on a series, the trustee may withhold notice of any continuing default if it in good faith determines that withholding the notice is in the interest of holders of the series. (Section 7.04) We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture. (Section 4.04)

The failure to redeem any debt securities subject to a conditional redemption is not an event of default if any event on which the redemption is conditioned does not occur and is not waived before the scheduled redemption date. (Section 6.01) Debt securities are subject to a conditional redemption if the notice of redemption relating to the debt securities provides that it is subject to the occurrence of any event before the date fixed for the redemption in the notice. (Section 3.04)

The indenture does not have a cross-default provision. Thus, a default by us on any other debt would not automatically constitute an event of default under the indenture. A securities resolution may provide for a cross-default provision; in that case the prospectus supplement will describe the terms of that provision.

Amendments and Waivers

As described below, the indenture and the debt securities or any interest coupons of any series may be amended, and any default may be waived. Unless the securities resolution provides otherwise, in which event the prospectus supplement will describe the revised provision, we and the trustee may amend the debt securities, the indenture and any interest coupons with the written consent of the holders of a majority in principal amount of the debt securities of all series affected voting as one class. (Section 9.02) Except as described in the next paragraph, a default on a series may be waived with the consent of the holders of a majority in principal amount of the debt securities of the series. (Section 6.04)

However, without the consent of each debt security holder affected, no amendment or waiver may:

•	reduce the principal amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the interest on or change the time for payment of interest on any debt security;

•	change the fixed maturity of any debt security, subject to any right we may have retained in the securities resolution and described in the prospectus supplement;

•	reduce the principal of any non-discounted debt security or reduce the amount of the principal of any discounted debt security that would be due on its acceleration;

•	change the currency in which the principal or interest on a debt security is payable;

•	waive any default in payment of interest on or principal of a debt security; or

•	waive any default in respect of a provision of the indenture that cannot be amended without the consent of each security holder affected. (Sections 6.04 and 9.02)

Without the consent of any debt security holder, we may amend the indenture or the debt securities:

•	to cure any ambiguity, omission, defect, or inconsistency;

•	to provide for the assumption of our obligations to debt security holders by the surviving company in the event of a merger or consolidation requiring that assumption;

•	to provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued;

•	to create a series of debt securities and establish its terms;

•	to provide for a separate trustee for one or more series of debt securities; or

•	to make any change that does not materially adversely affect the rights of any debt security holder. (Section 9.01)

Legal Defeasance and Covenant Defeasance

Debt securities of a series may be defeased at any time in accordance with their terms and as set forth in the indenture and described briefly below, unless the securities resolution establishing the terms of the series otherwise provides. Any defeasance may terminate all of our obligations, with limited exceptions, with respect to a series of debt securities and the indenture (“legal defeasance”), or it may terminate only our obligations under any restrictive covenants which may be applicable to a particular series (“covenant defeasance”).

We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, that series of debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, that series of debt securities may not be accelerated by reference to any restrictive covenants which may be applicable to that particular series. (Section 8.01)

To exercise either defeasance option as to a series of debt securities, we must:

•	irrevocably deposit in trust with the trustee or another trustee money or U.S. government obligations;

•	deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal and interest when due on all debt securities of the series to maturity or redemption, as the case may be; and

•	comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

U.S. government obligations are direct obligations of (a) the United States or (b) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case (a) or (b), have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer’s option. This term also includes certificates representing an ownership interest in those obligations. (Section 8.02)

Regarding the Trustee

U.S. Bank National Association will act as trustee and registrar for debt securities issued under the indenture and, unless otherwise indicated in a prospectus supplement, the trustee will also act as transfer agent and paying agent with respect to the debt securities. (Section 2.03) We may remove the trustee with or without cause if we notify the trustee three months in advance and if no default occurs during the three-month period. If the trustee resigns or is removed or if a vacancy exists in the office of trustee for any reason, the indenture provides that we must promptly appoint a successor trustee. (Section 7.07) The trustee, in its individual or any other capacity, may make loans to or otherwise extend credit to, accept deposits from, and perform services for us or our affiliates, and may otherwise deal with us or our affiliates, as if it were not the trustee. The trustee is also the trustee under our indenture dated as of September 1, 1990, and provides services for us and certain affiliates, including Wisconsin Energy, as a depository of funds, registrar, member of a bank group providing back-up credit lines, trustee under other indentures and similar services. The trustee also provides treasury management and cash management services for us and some of our affiliates and manages portfolio assets for our master pension trust.

BOOK-ENTRY ISSUANCE

The debt securities of any series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, the depositary identified in the applicable prospectus supplement. The depositary will be The Depository Trust Company (“DTC”), New York, NY, unless otherwise indicated in the applicable prospectus supplement. Book-entry securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged for the individual debt securities that it represents, a book-entry security may not be transferred except as a whole to a nominee of the depositary or to a successor depositary or any nominee of the successor.

According to information provided by DTC, DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC’s participants, who we also refer to as direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of direct participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com. The contents of DTC’s web site are not a part of this prospectus.

We expect that pursuant to procedures established by DTC, upon the deposit of one or more global debt securities with DTC, DTC will credit, on its book-entry registration and transfer system, the ownership interest represented by that global note to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser. Ownership of beneficial interests in the global debt securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debt securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the global debt securities other than participants). The laws of some jurisdictions may require that particular purchasers of debt securities take physical delivery of those debt securities in definitive form. Those limits and laws may impair the ability to transfer or pledge beneficial interests in the global debt securities.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner and holder of any debt securities represented by the global security for all purposes under the indenture and the debt securities. In addition, as a beneficial owner of an interest in a global security, you will not be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in a global security, you will not be entitled to have the underlying debt securities that are represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated debt securities under the global security and will not be considered to be the owner or holder of any debt securities under the global security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take the action, and the participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC will take any action permitted to be taken by a holder of interests in a global security only at the direction of one or more participants to whose account the DTC interests in the global security are credited and only in respect of the portion of the aggregate ownership interest in the global security as to which the participant or participants has or have given the direction.

We expect that conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect from time to time.

Redemption notices will be sent to DTC’s partnership nominee, Cede & Co., as the registered holder of the book-entry securities.

As long as the book-entry debt securities are held by DTC or its nominee and DTC continues to make its same-day funds settlement system available to us, all payments on the book-entry debt securities will be made by us in immediately available funds to DTC. We have been advised that DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of that participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements in effect from time to time. Payment on book-entry debt securities to DTC is our responsibility or the responsibility of the trustee (as applicable), disbursement of those payments to direct participants is the responsibility of DTC and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to us or the trustee. Under those circumstances, if we do not appoint a successor depositary within 90 days, we will issue individual definitive debt securities in exchange for all the global securities representing the debt securities. In addition, we may at any time and in our sole discretion determine not to have any debt securities represented by global securities and, in that event, will issue individual definitive debt securities in exchange for all the global securities representing them. Individual definitive debt securities so issued will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and registered in those names as DTC shall direct.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	any combination of the above.

The distribution of debt securities of any series may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or through competitive bidding.

The prospectus supplement will set forth with respect to the securities being offered by it the terms of the offering of those securities, including the name or names of any underwriters, the purchase price of those securities and the proceeds to us from that sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which those securities may be listed. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be “underwriters,” and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933.

If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the debt securities of the series offered by us and described in the applicable prospectus supplement if any of those debt securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Debt securities may also be offered and sold, if indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more remarketing firms acting as principals for their own accounts or as agents for us. We will identify in the prospectus supplement any remarketing firm and describe the terms of its agreement, if any, with us and any related compensation. Remarketing firms may be deemed to be underwriters in connection with the debt securities remarketed thereby.

Debt securities may also be sold directly by us or through agents designated by us from time to time. Any agent involved in the offering and sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

If indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by institutional investors to purchase debt securities providing for payment and delivery on a future date specified in the prospectus supplement. There may be limitations on the minimum amount which may be purchased by any of those institutional investors or on the portion of the aggregate principal amount of the particular debt securities which may be sold pursuant to these arrangements. Institutional investors to which these offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and any other institutions as may be approved by us. The obligations of any of these purchasers pursuant to these delayed delivery and payment arrangements will not be subject to any conditions except (a) the purchase by an institution of the particular debt securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject, and (b) if the particular debt securities are being sold to underwriters, we shall have sold to those underwriters all of those debt securities other than the debt securities covered by these arrangements. Underwriters will not have any responsibility in respect of the validity of these arrangements or the performance by us or the institutional investors under these arrangements.

If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of debt securities that may stabilize, maintain, or otherwise affect the price of those debt securities, that intention and those transactions will be described in the prospectus supplement.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against particular civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of those civil liabilities. Agents and underwriters may engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Various legal matters in connection with the debt securities will be passed upon for Wisconsin Gas by Sally R. Bentley, Assistant Vice President—Legal Services of Wisconsin Electric, or A. William Finke, Counsel of Wisconsin Electric, and by Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin. Various legal matters in connection with the debt securities will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York. Cahill Gordon & Reindel LLP have acted and will continue to act as counsel to us and/or to Wisconsin Energy and other affiliates of Wisconsin Energy in connection with various other matters. Quarles & Brady LLP and Cahill Gordon & Reindel LLP will not pass upon our incorporation or franchise matters. Cahill Gordon & Reindel LLP will rely upon the opinion of Ms. Bentley or Mr. Finke as to all matters of Wisconsin law. Cahill Gordon & Reindel LLP and Quarles & Brady LLP will rely upon that opinion as to the exempt status of Wisconsin Gas and Wisconsin Energy under the Public Utility Holding Company Act of 1935, as amended.

As of June 30, 2003, Ms. Bentley and Mr. Finke owned beneficially approximately 2,889 shares and 12,215 shares of common stock of Wisconsin Energy, respectively, and held options to acquire 47,095 shares (17,356 of which were exercisable) and 9,130 shares (1,141 of which were exercisable) of Wisconsin Energy common stock, respectively.

EXPERTS

The financial statements for the year ended December 31, 2002 incorporated in this prospectus by reference from Wisconsin Gas Company’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (a) the adoption of a new accounting principle and (b) the application of procedures relating to certain disclosures related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP have expressed no opinion or other form of assurance other than with respect to such disclosures), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements for the year ended December 31, 2001 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and have been so incorporated upon the authority of that firm as experts in giving said report.

Because they have ceased operations, we have been unable to obtain Arthur Andersen LLP’s written consent to the incorporation by reference in this prospectus of their report on the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2002. Accordingly, we have omitted Arthur Andersen LLP’s consent in reliance upon Rule 437a under the Securities Act of 1933, which permits us to dispense with the requirements to file the written consent of Arthur Andersen LLP under the circumstances.

Because Arthur Andersen LLP has not consented to the incorporation of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in our financial statements audited by Arthur Andersen LLP or for any omission to state a material fact required to be stated in those financial statements.

The financial statements of Wisconsin Gas Company (Successor) for the period from April 27, 2000 to December 31, 2000, and the financial statements of Wisconsin Gas Company (Predecessor) for the period from January 1, 2000 to April 26, 2000, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Wisconsin Gas Company for the year ended December 31, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s significant change in ownership as of April 27, 2000 which resulted in a new basis of accounting, as described in Note C to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the Public Reference Room.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement, parts of which we have omitted in accordance with the rules and regulations of the SEC. For further information, you should refer to the registration statement and its exhibits. Any statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete. You should refer to the copy of the document filed with the SEC for a more complete description of the matter involved.

The SEC allows us to “incorporate by reference” the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC (File No. 001-07530) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our offering.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

•	Current Reports on Form 8-K filed March 7, 2003, March 21, 2003, April 28, 2003, June 20, 2003 and July 25, 2003.

We will provide, at no cost, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request to us at:

Wisconsin Gas Company

231 West Michigan Street

P. O. Box 2046

Milwaukee, Wisconsin 53201

Attn: Ms. Kristine Rappe, Corporate Secretary

Telephone: (414) 221-3759

You should rely only on the information provided in or incorporated by reference (and not later changed) in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.